Exhibit 3.2

PCSB FINANCIAL CORPORATION
AMENDED AND RESTATED BYLAWS

ARTICLE I
STOCKHOLDERS
Section 1. Annual Meeting.
PCSB Financial Corporation (the “Corporation”) shall hold an annual meeting of its stockholders to elect directors and to transact any other business within its powers, at such place, on such date and at such time as the Board of Directors shall fix.  Failure to hold an annual meeting does not invalidate the Corporation’s existence or affect any otherwise valid corporate act.
Section 2. Special Meetings.
Special meetings of stockholders of the Corporation may be called by the Chairperson of the Board, the Vice Chairperson of the Board or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors that the Corporation would have if there were no vacancies on the Board of Directors (hereinafter the “Whole Board”).  Special meetings of the stockholders shall be called by the Secretary at the request of stockholders only on the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting.  Such written request shall state the purpose or purposes of the meeting and the matters proposed to be acted upon at the meeting, and shall be delivered at the principal office of the Corporation addressed to the President or the Secretary.  The Secretary shall inform the stockholders who make the request of the reasonably estimated cost of preparing and mailing a notice of the meeting and, upon payment of these costs to the Corporation, notify each stockholder entitled to notice of the meeting.  The Board of Directors shall have the sole power to fix (i) the record date for determining stockholders entitled to request a special meeting of stockholders and the record date for determining stockholders entitled to notice of and to vote at the special meeting and (ii) the date, time and place of the special meeting and the means of remote communication, if any, by which stockholders and proxy holders may be considered present in person and may vote at the special meeting.
Section 3. Notice of Meetings; Adjournment.
Not less than ten (10) nor more than ninety (90) days before each stockholders’ meeting, the Secretary shall give notice of the meeting in writing or by electronic transmission to each stockholder entitled to vote at the meeting and to each other stockholder entitled to notice of the meeting.  The notice shall state the time and place of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and may vote at the meeting, and, if the meeting is a special meeting or notice of the purpose is required by statute, the purpose of the meeting.  Notice is given to a stockholder when it is personally delivered to the stockholder, left at the stockholder’s residence or usual place of business, mailed to the stockholder at his or her address as it appears on the records of the Corporation, or transmitted to the stockholder by an electronic transmission to any address or number of the stockholder at which the stockholder receives electronic transmissions.  If the Corporation has received a request from a stockholder that notice not be sent by electronic transmission, the Corporation may not provide notice to the stockholder by electronic transmission.  Notwithstanding the foregoing provisions, each person who is entitled to notice waives notice if such person, before or after the meeting, delivers a written waiver or waiver by electronic transmission which is filed with the records of the stockholders’ meetings, or is present at the meeting in person or by proxy.

A meeting of stockholders convened on the date for which it was called may be adjourned from time to time and without further notice to a date not more than one hundred twenty (120) days after the original record date.  At any adjourned meeting, any business may be transacted that might have been transacted at the original meeting.
As used in these Bylaws, the term “electronic transmission” shall have the meaning given to such term by Section 1-101(m) of the Maryland General Corporation Law (the “MGCL”) or any successor provision.
Section 4. Quorum.
Unless the Articles of the Corporation provide otherwise, where a separate vote by a class or classes is required, a majority of the shares of such class or classes, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter.
If a quorum shall fail to attend any meeting, the chairperson of the meeting or the holders of a majority of the shares of stock who are present at the meeting, in person or by proxy, may, in accordance with Section 3 of this Article I, adjourn the meeting to another place, date or time.
Section 5. Organization and Conduct of Business.
The Chairperson of the Board of the Corporation or Vice Chairperson of the Board, or in his or her absence, the Chief Executive Officer, or in his or her absence, such other person as may be designated by a majority of the Whole Board, shall call to order any meeting of the stockholders and act as chairperson of the meeting.  In the absence of the Secretary, the secretary of the meeting shall be such person as the chairperson appoints.  The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her to be in order.
Section 6. Advance Notice Provisions for Business to be Transacted at Annual Meetings and Elections of Directors.
(a) At any annual meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting (i) as specified in the Corporation’s notice of the meeting, (ii) by or at the direction of the Board of Directors or (iii) by any stockholder of the Corporation who (1) is a stockholder of record on the date such stockholder gives the notice provided for in this Section 6(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting, and (2) complies with the notice procedures set forth in this Section 6(a).  For business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of the immediately preceding sentence the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such business must otherwise be a proper matter for action by stockholders.

To be timely, a stockholder’s notice must be delivered or mailed to and received by the Secretary at the principal executive office of the Corporation by not later than the close of business on the ninetieth (90th) day before the anniversary date of the proxy statement relating to the preceding year’s annual meeting and not earlier than the close of business on the one hundred twentieth (120th) day before the anniversary date of the proxy statement relating to the preceding year’s annual meeting; provided, that if (A) less than ninety (90) days’ prior public disclosure of the date of the meeting is given to stockholders and (B) the date of the annual meeting is advanced more than thirty (30) days before or delayed more than thirty (30) days after the anniversary of the preceding year’s annual meeting, such written notice shall be timely if delivered or mailed to and received by the Secretary of the Corporation at the principal executive office of the Corporation not later than the tenth (10th) day following the day on which public disclosure of the date of such meeting is first made. With respect to the first annual meeting of stockholders of the Corporation following the Corporation becoming the sole stockholder of PCSB Bank, notice by the stockholder shall be timely if delivered or mailed to and received by the Secretary of the Corporation not later than the close of business on the later of (i) the one hundred twentieth (120th) day before the date of the annual meeting and (ii) the tenth (10th) day following the day on which public disclosure of the date of the annual meeting is first made.  No adjournment or postponement of a meeting of stockholders shall commence a new period for the giving of notice hereunder.

A stockholder’s notice to the Secretary must set forth as to each matter such stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and address of such stockholder as they appear on the Corporation’s books and of the beneficial owner, if any, on whose behalf the proposal is made; (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder and such beneficial owner; (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business; and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.
Notwithstanding anything in these Bylaws to the contrary, no business shall be brought before or conducted at an annual meeting except in accordance with the provisions of this Section 6(a).  The officer of the Corporation or other person presiding over the annual meeting shall, if the facts so warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 6(a) and, if he or she should so determine, he or she shall so declare to the meeting and any such business so determined to be not properly brought before the meeting shall not be transacted.

At any special meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting pursuant to the Corporation’s notice of the meeting.
(b) Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation.  Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of stockholders at which directors are to be elected only (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who (1) is a stockholder of record on the date such stockholder gives the notice provided for in this Section 6(b) and on the record date for the determination of stockholders entitled to vote at such meeting, and (2) complies with the notice procedures set forth in this Section 6(b).  Such nominations, other than those made by or at the direction of the Board of Directors, shall be made by timely notice in writing to the Secretary of the Corporation.  To be timely, a stockholder’s notice must be delivered or mailed to and received by the Secretary at the principal executive office of the Corporation by not later than the close of business on the ninetieth (90th) day before the anniversary date of the proxy statement relating to the preceding year’s annual meeting and not earlier than the close of business on the one hundred twentieth (120th) day before the anniversary date of the proxy statement relating to the preceding year’s annual meeting; provided, that if (A) less than ninety (90) days’ prior public disclosure of the date of the meeting is given to stockholders and (B) the date of the annual meeting is advanced more than thirty (30) days before or delayed more than thirty (30) days after the anniversary of the preceding year’s annual meeting, such written notice shall be timely if delivered or mailed to and received by the Secretary of the Corporation at the principal executive office of the Corporation not later than the tenth (10th) day following the day on which public disclosure of the date of such meeting is first made. With respect to the first annual meeting of stockholders of the Corporation following the Corporation becoming the sole stockholder of PCSB Bank, notice by the stockholder shall be timely if delivered or mailed to and received by the Secretary of the Corporation not later than the close of business on the later of (i) the one hundred twentieth (120th) day before the date of the annual meeting and (ii) the tenth (10th) day following the day on which public disclosure of the date of the annual meeting is first made.  No adjournment or postponement of a meeting of stockholders shall commence a new period for the giving of notice hereunder.
A stockholder’s notice must be in writing and set forth (a) as to each person whom the stockholder proposes to nominate for election as a director, (i) all information relating to such person that would indicate such person’s qualification to serve on the Board of Directors of the Corporation; (ii) an affidavit that such person would not be disqualified under the provisions of Article II, Section 12 of these Bylaws; (iii) such information relating to such person that is required to be disclosed in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor rule or regulation and (iv) a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected; and (b) as to the stockholder giving the notice: (i) the name and address of such stockholder as they appear on the Corporation’s books and of the beneficial owner, if any, on whose behalf the nomination is made; (ii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder and such beneficial owner; (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder; (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act or any successor rule or regulation.  No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the provisions of this Section 6(b).  The chairperson of the meeting shall, if the facts so warrant, determine that a nomination was not made in accordance with such provisions and, if he or she should so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded.

(c) For purposes of subsections (a) and (b) of this Section 6, the term “public disclosure” shall mean disclosure (i) in a press release issued through a nationally recognized news service, (ii) in a document publicly filed or furnished by the Corporation with the U.S. Securities and Exchange Commission or (iii) on a website maintained by the Corporation or its wholly-owned subsidiary, PCSB Bank.  The timely notice requirements provided in subsections (a) and (b) of this Section 6 shall apply to all stockholder nominations for election as a director and all stockholder proposals for business to be conducted at an annual meeting regardless of whether such proposal is submitted for inclusion in the Corporation’s proxy materials pursuant to Rule 14a-8 of Regulation 14A under the Exchange Act.
Section 7. Proxies and Voting.
Unless the Articles of the Corporation provide for a greater or lesser number of votes per share or limits or denies voting rights, each outstanding share of stock, regardless of class, is entitled to one (1) vote on each matter submitted to a vote at a meeting of stockholders; however, a share is not entitled to be voted if any installment payable on it is overdue and unpaid.  In all elections for directors, directors shall be determined by a plurality of the votes cast, and except as otherwise required by law or as provided in the Articles of the Corporation, all other matters voted on by stockholders shall be determined by a majority of the votes cast on the matter.
A stockholder may vote the stock the stockholder owns of record either in person or by proxy.  A stockholder may sign a writing authorizing another person to act as proxy.  Signing may be accomplished by the stockholder or the stockholder’s authorized agent signing the writing or causing the stockholder’s signature to be affixed to the writing by any reasonable means, including facsimile signature.  A stockholder may authorize another person to act as proxy by transmitting, or authorizing the transmission of, an authorization for the person to act as the proxy to the person authorized to act as proxy or to any other person authorized to receive the proxy authorization on behalf of the person authorized to act as the proxy, including a proxy solicitation firm or proxy support service organization.  The authorization may be transmitted by a telegram, cablegram, datagram, electronic mail or any other electronic or telephonic means.  Unless a proxy provides otherwise, it is not valid more than eleven (11) months after its date.  A proxy is revocable by a stockholder at any time without condition or qualification unless the proxy states that it is irrevocable and the proxy is coupled with an interest.  A proxy may be made irrevocable for as long as it is coupled with an interest.  The interest with which a proxy may be coupled includes an interest in the stock to be voted under the proxy or another general interest in the Corporation or its assets or liabilities.

Section 8. Conduct of Voting
The Board of Directors shall, in advance of any meeting of stockholders, appoint one (1) or more persons as inspectors of election, to act at the meeting or any adjournment thereof and make a written report thereof, in accordance with applicable law.  If one (1) or more inspectors are not so elected, the Chairperson of the Board or the Vice Chairperson of the Board shall make such appointment at the meeting of stockholders.  At all meetings of stockholders, the proxies and ballots shall be received, and all questions relating to the qualification of voters and the validity of proxies and the acceptance or rejection of votes shall be decided or determined by the inspector of election.  All voting, including on the election of directors but excepting where otherwise required by law, may be by a voice vote; provided, however, that upon demand therefor by a stockholder entitled to vote or his or her proxy or the chairperson of the meeting, a written vote shall be taken.  Every written vote shall be taken by ballot, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting.  No candidate for election as a director at a meeting shall serve as an inspector at such meeting.
Section 9. Control Share Acquisition Act.
Notwithstanding any other provision of the Articles of the Corporation or these Bylaws, Title 3, Subtitle 7 of the MGCL (or any successor statute) shall not apply to any acquisition by any person of shares of stock of the Corporation.  This Section 9 may be repealed by a majority of the Whole Board, in whole or in part, at any time, whether before or after an acquisition of Control Shares (as defined in Section 3-701(d) of the MGCL, or any successor provision) and, upon such repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent Control Share Acquisition (as defined in Section 3-701(d) of the MGCL, or any successor provision).
ARTICLE II
BOARD OF DIRECTORS
Section 1. General Powers, Number and Term of Office.
The business and affairs of the Corporation shall be managed under the direction of the Board of Directors.  The number of directors of the Corporation shall, by virtue of the Corporation’s election made hereby to be governed by Section 3-804(b) of the MGCL, be fixed from time to time exclusively by vote of the Board of Directors; provided, however, that such number shall never be less than the minimum number of directors required by the MGCL now or hereafter in force.  The Board of Directors shall annually elect a Chairperson of the Board from among its members and shall designate the Chairperson of the Board or his or her designee to preside at its meetings.  The Board of Directors may also annually elect a Vice Chairperson.  In the absence of the Chairperson of the Board, the Vice Chairperson of the Board shall preside at the meetings of the Board of Directors.
The directors, other than those who may be elected by the holders of any series of preferred stock, shall be divided into three (3) classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the first annual meeting of stockholders, the term of office of the second class to expire at the annual meeting of stockholders one year thereafter and the term of office of the third class to expire at the annual meeting of stockholders two years thereafter, with each director to hold office until his or her successor shall have been duly elected and qualified.  At each annual meeting of stockholders, commencing with the first annual meeting, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election or for such shorter period of time as the Board of Directors may determine, with each director to hold office until his or her successor shall have been duly elected and qualified.

Section 2. Vacancies and Newly Created Directorships.
By virtue of the Corporation’s election made hereby to be subject to Section 3-804(c) of the MGCL, any vacancies in the Board of Directors resulting from an increase in the size of the Board of Directors or the death, resignation or removal of a director may be filled only by the affirmative vote of two-thirds (2/3) of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualifies.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
Section 3. Regular Meetings.
Regular meetings of the Board of Directors shall be held at such place or places or by means of remote communication, on such date or dates, and at such time or times as shall have been established by the Board of Directors and publicized among all directors.  A notice of each regular meeting shall not be required.  Any regular meeting of the Board of Directors may adjourn from time to time to reconvene at the same or some other place, and no notice need be given of any such adjourned meeting other than by announcement.
Section 4. Special Meetings.
Special meetings of the Board of Directors may be called by one-third (1/3) of the directors then in office (rounded up to the nearest whole number), the Chairperson of the Board, or by the Vice Chairperson of the Board, and shall be held at such place or by means of remote communication, on such date, and at such time as they or he or she shall fix.  Notice of the place, date, and time of each such special meeting shall be given to each director who has not waived notice by mailing and post-marking written notice not less than five (5) days before the meeting, or by facsimile or other electronic transmission of the same not less than twenty four (24) hours before the meeting.  Any director may waive notice of any special meeting, either before or after such meeting, by delivering a written waiver or a waiver by electronic transmission that is filed with the records of the meeting.  Attendance of a director at a special meeting shall constitute a waiver of notice of such meeting, except where the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.  Neither the business to be transacted nor the purpose of any special meeting of the Board of Directors need be specified in the notice of such meeting.  Any special meeting of the Board of Directors may adjourn from time to time to reconvene at the same or some other place, and no notice need be given of any such adjourned meeting other than by announcement.

Section 5. Quorum.
At any meeting of the Board of Directors, a majority of the Whole Board shall constitute a quorum for all purposes.  If a quorum shall fail to attend any meeting, a majority of those present may adjourn the meeting to another place, date, or time, without further notice or waiver thereof.
Section 6. Participation in Meetings by Conference Telephone.
Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board or committee by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time.  Such participation shall constitute presence in person at such meeting.
Section 7. Conduct of Business.
At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board may from time to time determine, and all matters shall be determined by the vote of a majority of the directors present, except as otherwise provided in these Bylaws or the Corporation’s Articles or required by law.  Action may be taken by the Board of Directors without a meeting if a unanimous consent which sets forth the action is given in writing or by electronic transmission by each member of the Board of Directors and filed in paper or electronic form with the minutes of proceedings of the Board of Directors.
Section 8. Powers.
All powers of the Corporation may be exercised by or under the authority of the Board of Directors except as provided by the Articles of the Corporation.  Consistent with the foregoing, the Board of Directors shall have, among other powers, the unqualified power:
(i)	To declare dividends from time to time in accordance with law;
(ii)	To purchase or otherwise acquire any property, rights or privileges on such terms as it shall determine;
(iii)
To authorize the creation, making and issuance, in such form as it may determine, of written obligations of every kind, negotiable or non-negotiable, secured or unsecured, and to do all things necessary in connection therewith;

(iv)	To remove any officer of the Corporation with or without cause, and from time to time to devolve the powers and duties of any officer upon any other person for the time being;
(v)	To confer upon any officer of the Corporation the power to appoint, remove and suspend subordinate officers, employees and agents;

(vi)
To adopt from time to time such stock, option, stock purchase, bonus or other compensation plans for directors, officers, employees and agents of the Corporation and its subsidiaries as it may determine;

(vii)	To adopt from time to time such insurance, retirement, and other benefit plans for directors, officers, employees and agents of the Corporation and its subsidiaries as it may determine; and
(viii)	To adopt from time to time regulations, not inconsistent with these Bylaws, for the management of the Corporation’s business and affairs.
Section 9. Compensation of Directors.
Directors, as such, may receive, pursuant to resolution of the Board of Directors, fixed fees and other compensation for their services as directors, including, without limitation, their services as members of committees of the Board of Directors.
Section 10.  Resignation.
Any director may resign at any time by giving written notice of such resignation to the President or the Secretary at the principal office of the Corporation.  Unless otherwise specified therein, such resignation shall take effect upon receipt thereof.
Section 11.  Presumption of Assent.
A director of the Corporation who is present at a meeting of the Board of Directors at which action on any corporate matter is taken shall be presumed to have assented to such action unless such director announces his or her dissent at the meeting and (a) such director’s dissent is entered in the minutes of the meeting, (b) such director files his or her written dissent to such action with the secretary of the meeting before the adjournment thereof, or (c) such director forwards his or her written dissent within twenty four (24) hours after the meeting is adjourned, by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, to the secretary of the meeting or the Secretary of the Corporation.  Such right to dissent shall not apply to a director who voted in favor of such action or failed to make his or her dissent known at the meeting.
Section 12. Director Qualifications
(a) No person shall be eligible for election or appointment to the Board of Directors: (i)  if such person has been the subject of a supervisory or enforcement action by a financial or securities regulatory agency that resulted in a cease and desist or other formal order or an agreement; (ii) if such person has been convicted of a crime involving dishonesty or breach of trust which is punishable by imprisonment for a term exceeding one year under state or federal law; or (iii) if such person is currently charged in any information, indictment, or other complaint with the commission of or participation in such a crime.  No person may serve on the Board of Directors if such person is: (i) at the same time, a director, trustee, officer, employee or ten percent (10%) or more stockholder of a bank, savings institution, credit union, mortgage banking company, consumer loan company or similar organization, other than an affiliate of the Corporation, that engages in business activities or solicits customers, whether through a physical presence or electronically, in the same market area as the Corporation or any of its affiliates; (ii) does not agree in writing to comply with all of the Corporation’s policies applicable to directors including but not limited to its confidentiality policy; (iii) does not confirm in writing that he or she is not a party to any agreement, understanding or commitment with respect to how he or she would act or vote on any issue or question before the Board of Directors or that would otherwise impact his or her ability to discharge his or her fiduciary duties as a director; (iv) is the representative or agent of, or a member of a group acting in concert that includes, a person who is ineligible for election or appointment to the Board of Directors under this Section 12; or (v) is the nominee or representative, as that term is defined in the regulations of the Board of Governors of the Federal Reserve System, 12 C.F.R §212.2(n) or any successor provision, of a company of which any of the directors, partners, trustees, or ten percent (10%) stockholders would not be eligible for election or appointment to the Board of Directors under this Section 12.

For purposes of this Section 12, a person shall be deemed to be acting in concert with another person if such person knowingly acts toward a common goal relating to the management, governance or control of the corporation in parallel with such other person and there are overt actions by, or communications between, such persons reasonably suggesting that they are coordinating their efforts toward such common goal or if such persons are acting in concert within the meaning of 12 C.F.R. §303.81 or any successor provision. No person may serve as director of the Corporation unless, at the time of his or her first election or appointment to the Board of Directors, he or she maintains his or her primary residence (as defined by the State of New York for income tax purposes) or his or her primary place of business within fifteen (15) miles of an office of the Corporation or any of its affiliates; provided, however, that if a person serving as a director shall fail to comply therewith solely by reason of the closure of an office of the Corporation or of any of its affiliates, then such person shall be deemed in compliance until he or she moves his or her primary residence or his or her primary place of business, as applicable.
(b) The Board of Directors shall have the power to construe and apply the provisions of Section 12(a) and to make all determinations necessary or desirable to implement such provisions, including but not limited to determinations as to whether a person is a nominee or representative of a person, a company or a group, whether a person or company is included in a group, and whether a person is the representative, agent or nominee of a group acting in concert.
(c) No person 75 years of age or older shall be eligible for election, reelection, appointment or reappointment to the Board of Directors.  However, a director who attains age 75 during a term of office to which such director has been elected may serve the remainder of such term and thereafter shall not be eligible for nomination, election, reelection or appointment to the Board of Directors, provided however that in circumstances it determines to be appropriate, the Board of Directors may waive such ineligibility.
Section 13.  Attendance at Board Meetings.
The Board of Directors shall have the right to remove any director from the Board upon a director’s unexcused absence from (i) three (3) consecutive regularly scheduled meetings of the Board of Directors or (ii) five (5) regularly scheduled meetings of the Board of Directors in any fiscal year of the Corporation.

ARTICLE III
COMMITTEES
Section 1. Committees of the Board of Directors.
(a) General Provisions.  The Board of Directors may appoint from among its members an Audit Committee, a Compensation Committee, a Nominating/Governance Committee, and such other committees as the Board of Directors deems necessary or desirable.  The Board of Directors may delegate to any committee so appointed any of the powers and authorities of the Board of Directors to the fullest extent permitted by the MGCL and any other applicable law.
(b) Composition.  Each committee shall be composed of one (1) or more directors or any other number of members specified in these Bylaws.  The Chairperson of the Board may recommend committees, committee memberships, and committee chairs to the Board of Directors.  The Board of Directors shall have the power at any time to appoint the chairperson and the members of any committee, change the membership of any committee, to fill all vacancies on committees, to designate alternate members to replace or act in the place of any absent or disqualified member of a committee, or to dissolve any committee.  A member of a committee may resign from that committee at any time by giving written notice of such resignation to the Chairperson of the Board.  Unless otherwise specified therein, such resignation from the committee shall take effect upon receipt thereof.
(c) Issuance of Stock.  If the Board of Directors has given general authorization for the issuance of stock providing for or establishing a method or procedure for determining the maximum number of shares to be issued, a committee of the Board of Directors, in accordance with that general authorization or any stock option or other plan or program adopted by the Board of Directors, may authorize or fix the terms of stock subject to classification or reclassification and the terms on which any stock may be issued, including all terms and conditions required or permitted to be established or authorized by the Board of Directors.  Any committee so designated may exercise the power and authority of the Board of Directors if the resolution that designated the committee or a supplemental resolution of the Board of Directors shall so provide.
Section 2. Conduct of Business.
Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided herein or required by law.  Adequate provision shall be made for notice to members of all meetings; one-third (1/3) of the members shall constitute a quorum unless the committee shall consist of one (1) or two (2) members, in which event one member shall constitute a quorum; and all matters shall be determined by a majority vote of the members present.  Action may be taken by any committee without a meeting if a unanimous consent which sets forth the action is given in writing or by electronic transmission by each member of the committee and filed in paper or electronic form with the minutes of the proceedings of such committee.  The members of any committee may conduct any meeting thereof by conference telephone or other communications equipment in accordance with the provisions of Section 6 of Article II.

ARTICLE IV
OFFICERS
Section 1. Generally.
(a) The Board of Directors as soon as may be practicable after the annual meeting of stockholders shall choose a Chairperson of the Board, Chief Executive Officer, President, one or more Vice Presidents, a Secretary and a Chief Financial Officer/Treasurer and from time to time may choose such other officers as it may deem proper.  Any number of offices may be held by the same person, except that no person may concurrently serve as both President and Vice President of the Corporation.
(b) The term of office of all officers shall be until the next annual election of officers and until their respective successors are chosen, but any officer may be removed from office at any time by the affirmative vote of a majority of the Whole Board.
(c) All officers chosen by the Board of Directors shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article IV.  Such officers shall also have such powers and duties as from time to time may be conferred by the Board of Directors or by any committee thereof.
Section 2. Chairperson of the Board of Directors.
The Chairperson of the Board of Directors of the Corporation shall perform all duties and have all powers which are commonly incident to the office of Chairperson of the Board or which are delegated to him or her by the Board of Directors.  He or she shall have power to sign all stock certificates, contracts and other instruments of the Corporation that are authorized.
Section 3. Vice Chairperson of the Board of Directors.
If appointed, the Vice Chairperson of the Board of Directors of the Corporation shall perform all duties and have all powers which are commonly incident to the office of Chairperson of the Board, with such duties to be performed and powers to be held in the absence of the Chairperson of the Board, or which are delegated to him or her by the Board of Directors.
Section 4. Chief Executive Officer.
The Chief Executive Officer, subject to the control of the Board of Directors, shall serve in general executive capacity and have general power over the management and oversight of the administration and operation of the Corporation’s business and general supervisory power and authority over its policies and affairs.  The Chief Executive Officer shall see that all orders and resolutions of the Board of Directors and of any committee thereof are carried into effect.
Section 5. President.
The President shall perform the duties of the Chief Executive Officer in the Chief Executive Officer’s absence or during his or her disability to act.  In addition, the President shall perform the duties and exercise the powers usually incident to their respective office and/or such other duties and powers as may be properly assigned to the President from time to time by the Board of Directors, the Chairperson of the Board or the Chief Executive Officer.

Section 6. Vice President.
The Vice President or Vice Presidents (including Executive Vice Presidents or other levels of Vice President designated by the Board of Directors), if any, shall perform the duties of the Chief Executive Officer in the absence of both the Chief Executive Officer and the President, or during their disability to act.  In addition, the Vice Presidents shall perform the duties and exercise the powers usually incident to their respective office and/or such other duties and powers as may be properly assigned to the Vice Presidents from time to time by the Board of Directors, the Chairperson of the Board or the Chief Executive Officer.
Section 7. Secretary.
The Secretary or an Assistant Secretary shall issue notices of meetings, shall keep the minutes of meetings, shall have charge of the seal and the corporate books, shall perform such other duties and exercise such other powers as are usually incident to such offices and/or such other duties and powers as are properly assigned thereto by the Board of Directors, the Chairperson of the Board or the Chief Executive Officer.
Section 8. Chief Financial Officer/Treasurer.
The Chief Financial Officer/Treasurer shall have charge of all monies and securities of the Corporation, other than monies and securities of any division of the Corporation that has a treasurer or financial officer appointed by the Board of Directors, and shall keep regular books of account.  The funds of the Corporation shall be deposited in the name of the Corporation by the Chief Financial Officer/Treasurer with such banks or trust companies or other entities as the Board of Directors from time to time shall designate.  The Chief Financial Officer/Treasurer shall sign or countersign such instruments as require his or her signature, shall perform all such duties and have all such powers as are usually incident to such office and/or such other duties and powers as are properly assigned to him or her by the Board of Directors, the Chairperson of the Board or the Chief Executive Officer, and may be required to give bond for the faithful performance of his or her duties in such sum and with such surety as may be required by the Board of Directors.
Section 9. Other Officers.
The Board of Directors may designate and fill such other offices in its discretion and the persons holding such other offices shall have such powers and shall perform such duties as the Board of Directors or Chief Executive Officer may from time to time assign.
Section 10. Action with Respect to Securities of Other Corporations
Stock of other corporations or associations, registered in the name of the Corporation, may be voted by the Chief Executive Officer, the President, a Vice President, or a proxy appointed by either of them.  The Board of Directors, however, may by resolution appoint some other person to vote such shares, in which case such person shall be entitled to vote such shares upon the production of a certified copy of such resolution.

ARTICLE V
STOCK
Section 1. Certificates of Stock.
The Board of Directors may determine to issue certificated or uncertificated shares of capital stock and other securities of the Corporation.  For certificated stock, each stockholder is entitled to certificates which represent and certify the shares of stock he or she holds in the Corporation.  Each stock certificate shall include on its face the name of the Corporation, the name of the stockholder or other person to whom it is issued, and the class of stock and number of shares it represents.  It shall also include on its face or back (a) a statement of any restrictions on transferability and a statement of the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the stock of each class which the Corporation is authorized to issue, of the differences in the relative rights and preferences between the shares of each series of preferred stock which the Corporation is authorized to issue, to the extent they have been set, and of the authority of the Board of Directors to set the relative rights and preferences of subsequent series of preferred stock or (b) a statement which provides in substance that the Corporation will furnish a full statement of such information to any stockholder on request and without charge.  Such request may be made to the Secretary or to the Corporation’s transfer agent.  Upon the issuance of uncertificated shares of capital stock, the Corporation shall send the stockholder a written statement of the same information required above with respect to stock certificates.  Each stock certificate shall be in such form, not inconsistent with law or with the Corporation’s Articles, as shall be approved by the Board of Directors or any officer or officers designated for such purpose by resolution of the Board of Directors.  Each stock certificate shall be signed by the Chairperson of the Board, the President, or a Vice President, and countersigned by the Secretary, an Assistant Secretary, the Chief Financial Officer, or the Treasurer.  Each certificate may be sealed with the actual corporate seal or a facsimile of it or in any other form and the signatures may be either manual or facsimile signatures.  A certificate is valid and may be issued whether or not an officer who signed it is still an officer when it is issued.  A certificate may not be issued until the stock represented by it is fully paid.
Section 2. Transfers of Stock.
Transfers of stock shall be made only upon the transfer books of the Corporation kept at an office of the Corporation or by transfer agents designated to transfer shares of the stock of the Corporation.  Except where a certificate is issued in accordance with Section 4 of Article V of these Bylaws, an outstanding certificate for the number of shares involved shall be surrendered for cancellation before a new certificate is issued therefor.
Section 3. Record Dates or Closing of Transfer Books.
The Board of Directors may, and shall have the power to, set a record date or direct that the stock transfer books be closed for a stated period for the purpose of making any proper determination with respect to stockholders, including which stockholders are entitled to notice of a meeting, vote at a meeting, receive a dividend, or be allotted other rights.  The record date may not be before the close of business on the day the record date is fixed nor, subject to Section 3 of Article I of these Bylaws, more than ninety (90) days before the date on which the action requiring the determination will be taken; the transfer books may not be closed for a period longer than twenty (20) days; and, in the case of a meeting of stockholders, the record date or the closing of the transfer books shall be at least ten (10) days before the date of the meeting.  Any shares of the Corporation’s own stock acquired by the Corporation between the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders and the time of the meeting may be voted at the meeting by the holder of record as of the record date and shall be counted in determining the total number of outstanding shares entitled to be voted at the meeting.

Section 4. Lost, Stolen or Destroyed Certificates.
The Board of Directors of the Corporation may determine the conditions for issuing a new stock certificate in place of one which is alleged to have been lost, stolen, or destroyed, or the Board of Directors may delegate such power to any officer or officers of the Corporation or to the transfer agent designated to transfer shares of the stock of the Corporation.  In their discretion, the Board of Directors or such officer or officers may require the owner of the certificate to give a bond, with sufficient surety, to indemnify the Corporation against any loss or claim arising as a result of the issuance of a new certificate.  In their discretion, the Board of Directors or such officer or officers may refuse to issue such new certificate without the order of a court having jurisdiction over the matter.
Section 5. Stock Ledger.
The Corporation shall maintain a stock ledger which contains the name and address of each stockholder and the number of shares of stock of each class which the stockholder holds.  The stock ledger may be in written form or in any other form which can be converted within a reasonable time into written form for visual inspection.  The original or a duplicate of the stock ledger shall be kept at the offices of a transfer agent for the particular class of stock or, if none, at the principal executive office of the Corporation.
Section 6. Regulations.
The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board of Directors may establish.
ARTICLE VI
MISCELLANEOUS
Section 1. Facsimile Signatures.
In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

Section 2. Corporate Seal.
The Board of Directors may provide a suitable seal, bearing the name of the Corporation, which shall be in the charge of the Secretary.  The Board of Directors may authorize one or more duplicate seals and provide for the custody thereof.  If the Corporation is required to place its corporate seal to a document, it is sufficient to meet the requirement of any law, rule, or regulation relating to a corporate seal to place the word “(seal)” adjacent to the signature of the person authorized to sign the document on behalf of the Corporation.
Section 3. Books and Records.
The Corporation shall keep correct and complete books and records of its accounts and transactions and minutes of the proceedings of its stockholders and Board of Directors and of any committee when exercising any of the powers of the Board of Directors.  The books and records of the Corporation may be in written form or in any other form which can be converted within a reasonable time into written form for visual inspection.  Minutes shall be recorded in written form but may be maintained in the form of a reproduction.  The original or a certified copy of these Bylaws shall be kept at the principal office of the Corporation.
Section 4. Reliance upon Books, Reports and Records.
Each director, each member of any committee designated by the Board of Directors, and each officer and agent of the Corporation shall, in the performance of his or her duties, in addition to any protections conferred upon him or her by law, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director, committee member, officer or agent reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.
Section 5. Fiscal Year.
The fiscal year of the Corporation shall commence on the first day of July and end on the last day of June in each year.
Section 6. Time Periods.
In applying any provision of these Bylaws that requires that an act be done or not be done a specified number of days before an event or that an act be done during a period of a specified number of days before an event, calendar days shall be used, the day of the doing of the act shall be excluded and the day of the event shall be included.
Section 7. Checks, Drafts, Etc.
All checks, drafts and orders for the payment of money, notes and other evidences of indebtedness, issued in the name of the Corporation, shall be signed by any officer, employee or agent of the Corporation that is authorized by the Board of Directors.

Section 8. Mail.
Any notice or other document that is required by these Bylaws to be mailed shall be deposited in the United States mail, postage prepaid.
Section 9. Contracts and Agreements.
To the extent permitted by applicable law, and except as otherwise prescribed by the Articles or these Bylaws, the Board of Directors may authorize any officer, employee or agent of the Corporation to enter into any contract or execute and deliver any instrument in the name of and on behalf of the Corporation.  Such authority may be general or confined to specific instances.  A person who holds more than one office in the Corporation may not act in more than one capacity to execute, acknowledge, or verify an instrument required by law to be executed, acknowledged, or verified by more than one officer.
ARTICLE VIII
AMENDMENTS
These Bylaws may be adopted, amended or repealed as provided in the Articles of the Corporation.

Adopted June 23, 2021